August 12, 2005

NeoMedia Technologies, Inc.
2201 Second Street, Suite 402
Fort Myers, Florida 33901

NeoMedia Telecom Services, Inc.
2201 Second Street, Suite 402
Fort Myers, Florida 33901

      Re:   United States Federal Income Tax Treatment of the Merger

Ladies and Gentlemen:

I.    Introduction

      We are acting as counsel to NeoMedia Technologies, Inc., a Delaware corporation ("Buyer"), and NeoMedia Telecom Services, Inc., a Nevada corporation of which Buyer is the sole owner ("Merger Sub"), in connection with the negotiation and execution of an Agreement and Plan of Merger dated as of December 21, 2004 as amended by a certain letter agreement dated March 17, 2005 (including attachments, schedules and exhibits, the "Agreement"), by and among Buyer, Merger Sub and BSD Software, Inc., a Florida corporation ("Company"), whereby Company will merge with and into Merger Sub, with Merger Sub being the surviving company in the merger (the "Merger"). You have asked for our opinion concerning the qualification of the transactions described in the Agreement as a reorganization within the meaning of Section 368(a) of the Code.(1) All capitalized terms herein, when not otherwise defined, shall have the same meaning as in the Agreement.

      In connection with rendering the opinions set forth below, we have examined the Agreement and we have made such other investigation as we have deemed appropriate. As to certain matters of fact that are material to our opinion, we have also relied on the representations made by Buyer, Merger Sub and Company in certain representation letters (the "Fact Certificates"). Copies of the Fact Certificates are attached to this opinion letter.

      For the purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificates have occurred or will occur after the date of each Fact Certificate.

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(1) All references to the "Code" are references to the Internal Revenue Code of
1986, as amended. All references to "Section" are to sections of the Code.

NeoMedia Technologies, Inc.
NeoMedia Telecom Services, Inc.
August 12, 2005

      We have further assumed that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

      Additionally, we are relying upon the accuracy of any representations or statements made that are qualified by the maker's knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

      We have not been asked to and have not attempted to verify any of the foregoing assumptions, facts, information, warranties or representations through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent therewith occurred or will occur.

II.   Opinion

      Based solely on and subject to the foregoing, including, without limitation, the qualifications, exceptions, and assumptions contained herein and the exceptions, qualifications, and limitations set forth below, it is our opinion that:

      (a) the Merger, if consummated in accordance with the terms of the Agreement, and applicable state law will constitute a reorganization within the meaning of Section 368(a) of the Code; and

      (b) the statements in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger" are true and complete.

III.  Reliance

      Our opinion is based upon and subject to all of the foregoing and based upon our analysis of the following legal authorities as they exist on the date hereof: (a) the Code; (b) the Treasury Regulations promulgated under the Code;
(c) the published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service (the "Service") that may be cited or used as precedents; and (d) the published opinions of the United States Tax Court and the courts comprising the United States federal judicial system that generally have been disseminated through services available to us. No assurance can be given that existing United States federal income tax laws will not be changed by legislation or administrative or judicial interpretation, any of which could affect the opinion expressed above. It is possible that any such change could be retroactive in its application to the Merger.

NeoMedia Technologies, Inc.
NeoMedia Telecom Services, Inc.
August 12, 2005

      We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the above discussion addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to Company Stockholders, Company, Buyer, or Merger Sub.

      The opinion stated herein represents our legal judgment as to the described U.S. federal income tax consequences of the Merger. You should be aware that no ruling has been sought or obtained from the Service as to the U.S. federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that the Service and ultimately the courts could disagree with our opinion. If either (i) the relevant facts at the Effective Time differ from those represented or stated to us, (ii) the Merger is completed under terms not contained in the Agreement,
(iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and this opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice.

      We are furnishing this opinion letter to you solely for your benefit in connection with the matters mentioned above. You may not rely on this opinion letter in any other connection, and it may not be relied upon by any other person for any purpose, without our specific prior written consent.

                          Very truly yours,


                          /s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP